FIRST CORRECTING AMENDMENT TO ASSET PURCHASE AGREEMENT

SCHEDULE 1.1(h)

Article I, Section 1.1 (h)
PURCHASED ASSETS
TANGIBLE ASSETS
INTANGIBLE ASSETS

INCLUDED TANGIBLE ASSETS:

Accounts Receivable Trade ($380,279) – see attached list
Accounts Receivable Trade unbilled ($41,948) – see attached list
Accounts Receivable Marketing Funds Estimated ($7,000.00)
Accounts Receivable Unbilled Service Billings Estimated ($22,000.00)
Furniture and Equipment ($57,416) – see attached list (Note A)
Cash Balance – Wells Fargo ($0)
Cash Balance – Washington Mutual ($3,500)
Cash Balance – all other ($0)

(A) Including all fixed assets owned by Seller, even if not included in attached list, at any location including, but not limited to, Boise, Idaho, Portland, Oregon, home office in Dallas, Texas and Washington State.

EXCLUDED TANGIBLE ASSETS:

Furniture and Equipment ($32,850) – see attached list
Proceeds, if any, from lawsuit against First Response

INCLUDED INTANGIBLE ASSETS ($370,352):

(A) All customer lists and other customer information (including, without limitation, addresses, telephone numbers, web site addresses, contact person, etc.), all purchase agreements, all service and customer contracts and all rights associated therewith;

(B) All vendor lists and other vendor information (including, without limitation, addresses, telephone numbers, web site addresses, contact person, etc.), all supply agreements, all vendor contracts, all warranty and service contracts and documentation, rights and authorizations and all rights associated therewith;

(C) All copyrights, patents, trademarks, trade names, service names, service marks, trade secrets, know-how, processes, methods and procedures used in or otherwise associated with the Business and all rights and good will associated therewith, including without limitation (i) all telephone numbers (including without limitation all 1-800, 1-866, 1-877 and 1-888 numbers); and (ii) the Intellectual Property set forth on Schedule 3.12 attached hereto and all other patentable material, patent applications and issued patents, copyrightable material, copyright applications and issued copyright registrations, and all electronic and magnetic media and other documents with respect thereto, whether finished or work-in-process, and all documentation with respect thereto, and all other intellectual property materials related to the Business; and all other intellectual property rights associated with the Business (collectively, the “Company IP”);but not the Company’s web site pages, sub-pages and IP addresses.

(D) To the extent assignable and subject to applicable regulatory approvals, each of the Company’s valid authorizations, permits and licenses necessary to operate the Business;

(E) If requested by Purchaser, copies of all of the Company’s books, records and financial records (whether in hard copy or computer format) relating to the Business and the Purchased Assets purchased hereunder; and

(F) Any and all other intangible assets of whatever type or description, including those intangible assets that are (i) reflected in the balance sheet contained in the July 31, 2004 , financial statements or (ii) used or useful in the operation of the Business, except to the extent such assets have been disposed of in the ordinary course of business since the date of such balance sheet or include any Excluded Liabilities; and

EXCLUDED INTANGIBLE ASSETS:

Company web domain

FIRST CORRECTING AMENDMENT TO ASSET PURCHASE AGREEMENT

SCHEDULE 1.2 (iii)

Article I, Section 1.2 (iii)

PURCHASER’S ATTORNEY’S TRUST ACCOUNT

SEE ATTACHED LIST OF DISBURSEMENTS